ORBITEX GROUP OF FUNDS

             REVISED RULE 18f-3 PLAN FOR MULTIPLE CLASSES OF SHARES

                                  MAY 27, 1998

         WHEREAS, The Orbitex Group of Funds (the "Trust") is a Delaware business trust, registered under the Investment Company Act of 1940, as amended (the "1940 Act"), with the Securities and Exchange Commission (the "SEC") as an open-end management investment company;

         WHEREAS, pursuant to the terms of the Trust's Declaration of Trust, as well as the 1940 Act and the rules and regulations thereunder, the Board of Trustees of the Trust (the "Board") has authority to approve and authorize the issuance of, and has approved and authorized the issuance of shares of beneficial interest of, Class A, Class B and Class I of each fund (a "Fund") of the Trust listed herein on Schedule A, as may be amended;

         WHEREAS, the Trust wishes to adopt this Plan for Multiple Classes of Shares (the "Multi-Class Plan"), which is a plan as contemplated by Rule 18f-3 of the 1940 Act; and

         WHEREAS, at a meeting held on May 27, 1998, the Board, including a majority of the Trustees who are not interested persons of the Trust (as defined in section 2(a)(19) of the 1940) (the "Independent Trustees"), approved and adopted this Revised Multi-Class Plan and determined that this Multi-Class Plan is: (a) in the best interests of the holders of Class A Shares; (b) in the best interests of the holders of Class B Shares; (c) in the best interests of the holders of Class I Shares; and (d) in the best interests of the Trust as a whole;

         NOW THEREFORE, this Multi-Class Plan, as amended from time to time, shall remain in effect until such time as the Board terminates this Multi-Class Plan.

SECTION 1. CLASS DISTRIBUTION AND SHAREHOLDER SERVICES FEES
           ------------------------------------------------

         Class A Shares are principally offered by Funds Distributor, Inc. (the "Distributor") to individuals at net asset value plus any applicable sales charge. The maximum sales charge for the Asian High Yield Fund is 4.75% and for each other Fund is 5.75% of the public offering price. These charges may be reduced for investors who invest more than $50,000. The sales charge will also be waived in certain circumstances including for purchases of $1 million or more. However, the Trust will apply a contingent deferred sales charge of 1% to certain redemptions made within the first year after investing with respect to shares purchased at net asset value without a sales charge. Class A Shares are also subject to a distribution fee (as provided for by the Distribution Plan and Agreement Pursuant to 12b-1 under the Investment Company Act of 1940) of .30% (in the case of the Asian High Yield Fund) and .40% (in the case of the other

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Funds) of the average daily net assets of the Fund. The minimum initial investment for Class A Shares is $2,500 ($2,000 for individual retirement accounts).

         Class B Shares are offered at their net asset value per share, without any initial sales charge. However, there is a contingent deferred sales charge on shares which are sold within five years of their purchase. There will be no contingent deferred sales charge on shares acquired through reinvestment of dividends. The contingent deferred sales charge will be based on the original purchase cost or the current market value of the shares being sold, whichever is less. The contingent deferred sales charges are as follows:

Years After Purchase                Contingent Deferred Sales Charge on
                                    Shares Being Sold
1st Year                            5.00%
2nd Year                            4.00%
3rd Year                            3.00%
4th Year                            3.00%
5th Year                            2.00%
6th Year                            1.00%
After 6th Year                      None


Class B Shares will automatically be converted to Class A Shares after seven years. Class B Shares are also subject to a distribution fee (as provided for by the Distribution Plan and Agreement Pursuant to 12b-1 under the Investment Company Act of 1940) of 0.75% of the average daily net assets of the Fund. The minimum initial investment for Class B Shares is $2,500 ($2,000 for individual retirement accounts).


         Class I Shares, the institutional class, are offered to qualified institutions and certain fee-based investment and financial advisers at net asset value and are not subject to any asset-based distribution or shareholder servicing fee. Investors in the Class I Shares will be required to make a minimum investment of one hundred thousand dollars ($100,000).

         Notwithstanding the foregoing, the aggregate amounts of any asset-based distribution and/or shareholder service fee paid by the Trust shall not exceed such amount as is permitted under Section 26(d) of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. (the "NASD"), as amended form time to time, and any other rules or regulations promulgated by the NASD or the SEC applicable to mutual fund distribution and service fees.

SECTION 2. ALLOCATION OF CLASS EXPENSES
           ----------------------------

         Class A, Class B and Class I represent interests in the same Fund of the Trust and have no exchange privileges or conversion features except as noted above. Each class of

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shares shall have the same rights, preferences, voting powers, restrictions and limitations, except as follows:

         (a) expenses related to the distribution of a class of shares or to the services provided to shareholders of a class of shares shall be borne solely by such class;

         (b) each class will bear different Class Expenses ( as defined below);

         (c) each class will have exclusive voting rights with respect to matters that exclusively affect such class and separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; and

         (d)      each class will bear a different name or designation.

         The Board, acting in its sole discretion, has determined that the following expenses attributable to the shares of a particular class ("Class Expenses") will be borne solely by the class to which they are attributable:

         (1)      asset-based distribution and shareholder service fees and

         (2) extraordinary non-recurring expenses including litigation and other legal expenses relating to a particular class.

         Investment advisory fees, custodial fees, and other expenses relating to the management of a Fund's assets shall not be allocated on a class-specific basis.

SECTION 3. ALLOCATION OF FUND INCOME AND EXPENSES
           --------------------------------------

         Income realized and unrealized capital gains and losses, and expenses that are not allocated to a specific class pursuant to Section 2 above, shall be allocated to each class of a Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.

SECTION 4. EXPENSE WAIVERS OR REIMBURSEMENTS
           ---------------------------------

         All expense waivers or reimbursements will be in compliance with Rule 18f-3 issued under the 1940 Act.

SECTION 5. AMENDMENTS
           ----------

         This Multi-Class Plan may not be amended to change any material provision unless such amendment is approved by a vote of the majority of the Board, including a majority of the Trustees who are not interested persons of the Trust, based on its finding

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that the amendment is in the best interest of each class individually and the
Trust as a whole.

         IN WITNESS WHEREOF, the Trust has executed this Multi-Class Plan on the day and year set forth below.

ORBITEX GROUP OF FUNDS

By:      _________________________

Title:   _________________________

Date:    _________________________


Attest:  _________________________


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                                   SCHEDULE A

Orbitex Group of Funds

Asian High Yield Fund
Strategic Natural Resources Fund
Info-Tech and Communications Fund
Growth Fund